Exhibit 21
AMGEN INC.

The following is a list of subsidiaries of the Company as of December 31, 2021, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

SUBSIDIARY	STATE OR OTHER JURISDICTION OF
(Name under which subsidiary does business)	INCORPORATION OR ORGANIZATION

Amgen (Europe) GmbH	Switzerland
Amgen Canada Inc.	Canada
Amgen Fremont Inc.	Delaware
Amgen Global Finance B.V.	Netherlands
Amgen GmbH Germany	Germany
Amgen Ilaç Ticaret Limited Şirketi	Turkey
Amgen K-A, Inc.	Delaware
Amgen Manufacturing, Limited	Bermuda
Amgen Research (Munich) GmbH	Germany
Amgen Rockville, Inc.	Delaware
Amgen S.A.S.	France
Amgen S.p.A.	Italy
Amgen SF, LLC	Delaware
Amgen Singapore Manufacturing Pte. Ltd.	Singapore
Amgen Technology (Ireland) Unlimited Company	Ireland
Amgen Technology, Limited	Bermuda
Amgen USA Inc.	Delaware
Amgen Worldwide Holdings B.V.	Netherlands
Amgen, S.A.	Spain
BioVex, Inc.	Delaware
deCODE Genetics ehf	Iceland
Five Prime Therapeutics Inc.	Delaware
Gensenta İlaç Sanayi ve Ticaret Anonim Şirketi	Turkey
Immunex Corporation	Washington
Immunex Rhode Island Corporation	Delaware
KAI Pharmaceuticals, Inc.	Delaware
llypsa, Inc.	Delaware
Onyx Pharmaceuticals, Inc.	Delaware
Onyx Therapeutics, Inc.	Delaware
Saga Investments Coöperatief U.A.	Netherlands
TeneoBio, Inc.	Delaware